Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal First Quarter 2018

Announces Quarterly Cash Dividend of $0.17 per Share

Reaffirms Full Year 2018 Outlook

Centennial, CO – May 7, 2018 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 48.8% of National CineMedia, LLC (NCM LLC), the operator of the largest in-theater digital media network in North America, announced today consolidated results for the fiscal first quarter ended March 29, 2018.

Total revenue for the first quarter ended March 29, 2018 increased 11.5% to $80.2 million from $71.9 million for the comparable quarter last year. Operating income increased 115.7% to $11.0 million for the first quarter of 2018 from $5.1 million for the first quarter of 2017. Adjusted OIBDA increased 32.4% to $23.3 million for the first quarter of 2018 from $17.6 million for the first quarter of 2017. Included in Adjusted OIBDA and operating income were $0.4 million and $1.4 million of non-cash impairment charges during 2018 and 2017, respectively, on investments obtained in prior years in exchange for advertising services. Net loss for the first quarter of 2018 was $1.9 million, or net loss of $0.03 per diluted share, compared to net loss of $1.3 million, or net loss of $0.02 per diluted share, for the first quarter of 2017. Excluding CEO transition-related costs, net loss for the first quarter of 2018 and for the first quarter of 2017 would have remained the same. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement.

The Company announced today that its Board of Directors has authorized the Company’s regular quarterly cash dividend of $0.17 per share of common stock.  The dividend will be paid on June 1, 2018 to stockholders of record on May 18, 2018. The declaration, payment, timing and amount of any future dividends payable will be at the sole discretion of the Board of Directors who will take into account general economic and advertising market business conditions, the Company’s financial condition, available cash, current and anticipated cash needs, and any other factors that the Board of Directors considers relevant. While it is the intention of the Company to continue its practice of distributing a substantial proportion of its free cash flow, the Board of Directors continues to review the factors listed above and others as deemed relevant to determine a sustainable distribution rate which balances the operating and strategic needs of the Company with those of its lenders and stockholders.

Commenting on the Company’s first quarter 2018 operating results, Andy England, NCM’s CEO said, “It has been an excellent start to 2018, with first quarter results coming in better than our expectations and second quarter also off to a good start. We continue to attract new and returning advertisers, proving that the power of cinema advertising is alive and well. The launch of the first app in our Noovie digital ecosystem, Noovie ARcade, is bringing interactive augmented reality gaming to the big screen, enhancing the moviegoing experience and giving audiences a reason to arrive early to discover what’s next in entertainment – which is good for both consumers and brands.”

2018 Outlook

For the full year 2018, the Company reaffirms its outlook of total revenue to be flat to up 4.5% and Adjusted OIBDA to be down 2.5% to up 4.8% from the full year 2017. The Company expects total revenue in the range of $425.0 million to $445.0 million for the full year 2018, compared to total revenue for the full year 2017 of $426.1 million and Adjusted OIBDA in the range of $200.0 million to $215.0 million for the full year 2018 compared to Adjusted OIBDA for the full year 2017 of $205.1 million. During 2018, the Company expects to record approximately $23.0 million in integration and other encumbered theater payments from Cinemark and AMC associated with the Rave Theatres and Carmike Theatres acquisitions, which are recorded as a reduction of an intangible asset.

Supplemental Information

Integration and other encumbered theater payments due from Cinemark and AMC associated with Rave Theatres and Carmike Theatres for the quarter ended March 29, 2018 and March 30, 2017 were $2.2 million and $0.4 million, respectively. These payments were recorded as a reduction of an intangible asset.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties May 7, 2018 at 8:30 A.M. Eastern Time. The live call can be accessed by dialing 1-877-407-9716 or for international participants 1-201-493-6779. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern time, May 21, 2018, by dialing 1-844-512-2921 or for international participants 1-412-317-6671, and entering conference ID 13679035.

About National CineMedia, Inc.

National CineMedia (NCM) is America’s Movie Network. As the #1 Millennial weekend network in the U.S., NCM is the connector between brands and movie audiences. According to Nielsen, more than 700 million moviegoers annually attend theaters that are currently under contract to present NCM’s Noovie pre-show in 54 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group. NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 20,800 screens in over 1,650 theaters in 187 Designated Market Areas® (all of the top 50). NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 48.8% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com.

Forward-Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements providing guidance and projections for the full year 2018. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) level of theater attendance or viewership of the Noovie Pre-show; 2) increased competition for advertising expenditures; 3) changes to relationships with NCM LLC’s founding members; 4) inability to implement or achieve new revenue opportunities; 5) technological changes and innovations; 6) economic conditions, including the level of expenditures on cinema advertising; 7) our ability to renew or replace expiring advertising and content contracts; 8) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 9) reinvestment in our network and product offerings may require significant funding and resulting reallocation of resources; 10) fluctuations in operating costs; and 11) changes in interest rates. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; any future noncash impairments of intangible and fixed assets; amounts related to litigation or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s

Annual Report on Form 10-K for the year ended December 28, 2017, for further information about these and other risks. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result, of new information, future events or otherwise, except as required by law.

INVESTOR CONTACT:	MEDIA CONTACT:
Ted Watson	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.

Condensed Consolidated Statements of Income

Unaudited

($ in millions, except per share data)

	Quarter Ended
	March 29, 2018	March 30, 2017
Revenue (including revenue from founding members of $8.0 and $8.4, respectively)	$80.2	$71.9
OPERATING EXPENSES:
Advertising operating costs	7.0	5.0
Network costs	3.5	4.2
Theater access fees—founding members	20.6	20.6
Selling and marketing costs	16.0	18.1
Administrative and other costs	12.6	9.3
Depreciation and amortization	9.5	9.6
Total	69.2	66.8
OPERATING INCOME	11.0	5.1
NON-OPERATING EXPENSES:
Interest on borrowings	13.8	13.2
Interest income	(0.2)	(0.4)
Gain on re-measurement of the payable to founding members under the tax receivable agreement (1)	(0.1)	—
Other non-operating income	—	(0.1)
Total	13.5	12.7
LOSS BEFORE INCOME TAXES (1)	(2.5)	(7.6)
Income tax expense (benefit) (1)	1.0	(1.8)
CONSOLIDATED NET LOSS (1)	(3.5)	(5.8)
Less: Net loss attributable to noncontrolling interests	(1.6)	(4.5)
NET LOSS ATTRIBUTABLE TO NCM, INC. (1)	$(1.9)	$(1.3)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	76,640,414	60,309,087
Diluted	76,640,414	60,309,087
NET LOSS PER NCM, INC. COMMON SHARE: (1)
Basic	$(0.03)	$(0.02)
Diluted	$(0.03)	$(0.02)

Dividends declared per common share	$0.17	$0.22

(1)

These 2017 balances have been adjusted to reflect 1) the change in accounting principle adopted in the first quarter of 2018 and applied retrospectively to all prior periods related to the presentation of the Company’s payable to founding members under the tax receivable agreement whereby the Company is no longer discounting the payable and 2) the correction of prior period errors related to these accounts. These changes resulted in a $0.06 increase in diluted earnings per share for the three months ended March 30, 2017.  Refer to the Company’s Form 10-Q for the quarter ended March 29, 2018, expected to be filed with the SEC on May 8, 2018, for further discussion of the nature and amount of the changes.

NATIONAL CINEMEDIA, INC.

Selected Condensed Balance Sheet Data

Unaudited ($ in millions)

	As of
	March 29, 2018	December 28, 2017
Cash, cash equivalents and marketable securities	$81.2	$59.5
Receivables, net	115.0	160.6
Property and equipment, net	31.5	30.7
Total assets (1)	1,157.7	1,173.1
Borrowings, gross	953.0	932.0
Total equity/(deficit)	(84.4)	(74.8)
Total liabilities and equity (1)	1,157.7	1,173.1

(1)

These 2017 balances have been adjusted to reflect the change in accounting principle adopted in the first quarter of 2018 and applied retrospectively to all prior periods related to the presentation of the Company’s payable to founding members under the tax receivable agreement, deferred tax assets and liabilities, APIC and retained earnings as the Company is no longer discounting the payable. Refer to the Company’s Form 10-Q for the quarter ended March 29, 2018, expected to be filed with the SEC on May 8, 2018, for further discussion of the nature and amount of the change.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

	Quarter Ended
	March 29, 2018	March 30, 2017
Total Screens (100% Digital) at Period End (1)(6)	20,802	20,505
Founding Member Screens at Period End (2)(6)	16,787	16,396
DCN (Digital Content Network) Screens at Period End (3)(6)	20,416	19,937

	Quarter Ended
(in millions)	March 29, 2018	March 30, 2017
Total Attendance for Period (4)(6)	177.0	181.5
Founding Member Attendance for Period (5)(6)	147.0	153.3
Capital Expenditures	$3.5	$3.0

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the total founding member screens.
(3)	Represents the total number of screens that are connected to the Digital Content Network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theaters operated by the founding members.
(6)	Excludes screens and attendance associated with certain AMC Carmike, AMC Rave and Cinemark Rave theaters for all periods presented.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(In millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended
	March 29, 2018	March 30, 2017
Revenue breakout:
National advertising revenue	$54.8	$44.4
Local and regional advertising revenue	17.4	19.1
Total advertising revenue (excluding beverage)	$72.2	$63.5

Total revenue	$80.2	$71.9

Per attendee data:
National advertising revenue per attendee	$0.310	$0.245
Local and regional advertising revenue per attendee	$0.098	$0.105
Total advertising revenue (excluding beverage) per attendee	$0.408	$0.350
Total revenue per attendee	$0.453	$0.396
Total attendance (1)	177.0	181.5

Other operating data:
Operating income	$11.0	$5.1
OIBDA (2)	$20.5	$14.7
Adjusted OIBDA (2)	$23.3	$17.6
Adjusted OIBDA margin (2)	29.1%	24.5%

Loss per share – basic	$(0.03)	$(0.02)
Loss per share – diluted	$(0.03)	$(0.02)

Adjusted income per share – diluted (2)	$(0.03)	$(0.02)

(1)

Represents the total attendance within NCM LLC’s advertising network. Excludes screens and attendance associated with certain AMC Carmike, AMC Rave and Cinemark Rave theaters for all periods presented.

(2)

OIBDA, Adjusted OIBDA, Adjusted OIBDA margin and adjusted income per share are not financial measures calculated in accordance with GAAP in the United States.  See attached tables for the non-GAAP reconciliations.

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (“OIBDA”), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States.  OIBDA represents operating income before depreciation and amortization expense.  Adjusted OIBDA excludes from OIBDA non-cash share based compensation cost and Chief Executive Officer transition costs.  Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue.  Our management uses these non-GAAP financial measures to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures.  The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, non-cash share based compensation programs, CEO turnover, interest rates, debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs or costs associated with the resignation of the company’s former Chief Executive Officer. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.

The following tables reconcile operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended
	March 29, 2018	March 30, 2017
Operating income	$11.0	$5.1
Depreciation and amortization	9.5	9.6
OIBDA	$20.5	$14.7
Share-based compensation costs (1)	2.8	2.7
CEO transition costs (2)	—	0.2
Adjusted OIBDA	$23.3	$17.6
Total revenue	$80.2	$71.9
Adjusted OIBDA margin	29.1%	24.5%

Adjusted OIBDA	$23.3	$17.6
Carmike and Rave Theatres integration and other encumbered theater payments accrued	2.2	0.4
Adjusted OIBDA after integration and other encumbered theater payments	$25.5	$18.0

(1)

Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial tables as shown in the following table (dollars in millions).

	March 29, 2018	March 30, 2017
Share-based compensation costs included in network costs	$0.2	$0.3
Share-based compensation costs included in selling and marketing costs	1.0	0.9
Share-based compensation costs included in administrative and other costs	1.6	1.5
Total share-based compensation costs	$2.8	$2.7

(2)	Chief Executive Officer transition costs represent consulting, relocation and other costs and are included in administrative expense in the accompanying financial tables.

Outlook (in millions)

Year Ending December 27, 2018
NCM, Inc.
	Low	High
Operating income	$156.0	$163.0
Depreciation and amortization	36.0	40.0
OIBDA	192.0	203.0
Share-based compensation costs (1)	8.0	12.0
Adjusted OIBDA	$200.0	$215.0
Total revenue	$425.0	$445.0

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial tables.

Adjusted Net Loss and Loss per Share

Adjusted net loss and loss per share are not financial measures calculated in accordance with GAAP in the United States. Adjusted net loss and loss per share are calculated using reported net loss and loss per share and exclude CEO transition-related costs. Our management uses these non-GAAP financial measures as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Adjusted net income should not be regarded as an alternative to net income and should not be regarded as an alternative to income per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income and income per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income as previously reported to net income as reported reflecting the impact of the change in accounting principle. In addition, as reported net income and income per share are reconciled to adjusted net income and income per share excluding the CEO transition-related costs for the periods presented (dollars in millions):

	Quarter Ended
	March 29, 2018	March 30, 2017
Net loss as previously reported	$—	$(5.0)
Adjustment due to change in accounting principle and correction of prior period error	—	3.7
Net loss as reported	$(1.9)	$(1.3)
CEO transition costs (1)	—	0.2
Effect of noncontrolling interests (51.2% and 60.7%, respectively)	—	(0.1)
Effect of provision for income taxes (88% and 38% effective rate, respectively)	—	—
Net effect of adjusting items	—	0.1
Diluted net loss excluding adjusting items	$(1.9)	$(1.2)

Weighted Average Shares Outstanding as reported and as adjusted
Diluted	76,640,414	60,309,087

Diluted loss per share as reported (2)	$(0.03)	$(0.02)
Net effect of adjusting items	—	—
Diluted loss per share excluding adjusting items	$(0.03)	$(0.02)

(1)	Chief Executive Officer transition costs represent consulting, relocation and other costs and are included in administrative expense in the accompanying financial tables.
(2)	The impact of the change in accounting principle and correction of a prior period error was an increase of $0.06 to diluted earnings per share for the three months ended March 30, 2017.